EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2015
Fourth Quarter and Year-End Results

Fourth Quarter Revenues Increase 53.9%
LED Sales Now Represent More than 50% of Total Revenues
Company to Hold Conference Call with Accompanying Slide Presentation at 4:30 ET Today

MANITOWOC, Wis. - May 21, 2015 - Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2015 fourth quarter and year ended March 31, 2015, highlighted by higher revenues driven by accelerating LED sales and gross margin expansion.

Operating and Financial Highlights

•	Total revenue for the fiscal 2015 fourth quarter was $19.4 million, an increase of 53.9% compared to $12.6 million in the prior-year period.

•
LED lighting product sales increased to $10.4 million in the fiscal 2015 fourth quarter from $1.3 million in the prior year period, accounting for 53.6% of total sales and 60.8% of total lighting product revenues.

•	As of March 31, 2015, Orion had a lighting backlog of $6.9 million in LED and high-intensity fluorescent (HIF) lighting orders, compared to a lighting backlog of $7.1 million as of December 31, 2014.

•
During the fourth quarter, the Company secured large sales commitments from Ford Motor Company, Cardinal Health, Cincinnati Zoo, Trinity Plastics, US Post Offices, VA Hospitals, and other hospitals and school districts.

•	The Company increased its network of active buying key regional resellers to 102 at March 31, 2015, up from 30 at March 31, 2014.

Management Comments

On Sales Drivers
John Scribante, Chief Executive Officer, stated, ““We accomplished significant momentum as evidenced in Orion’s year-over-year increase in fourth quarter product sales and margin improvement. On the sales front, improvement was driven by favorable trends in larger orders coupled with the continued adoption of the Company’s retrofit LED lighting solutions by our customers. Orion’s sales approach, which includes targeting larger accounts and a general expansion of our reseller network, has reached an inflection point. We have worked diligently to relay our value proposition, which includes an expanded LED product line with superior, modular technology and customizable options that specifically address each of Orion’s target markets at a wide variety of price points. We believe that Orion is the best positioned company to take advantage of the transition in this lighting cycle to LED, as our hyper-focus on retrofit ease of installation leads to lower labor costs, less maintenance and a lower total cost of ownership for our customers. In addition, the Company won several projects in the fourth quarter due to an industry leading product delivery lead time, as Orion can deliver fully-assembled, out of the box lighting solutions in 1-2 weeks, which is far superior to our competitors. These lead times have helped the Company grow and retain its reseller base, and as we began to fully roll-out new LED products have begun to rationalize into a strong sales pipeline heading into fiscal 2016.”

On Margin Improvement
Mr. Scribante continued, “We are now seeing the margin turn as discussed in prior quarters, both in gross and operational margin improvements. Historically, Orion has achieved gross margins in the 28-30% range in the sale of its fluorescent products. Orion improved by 70 basis points in the fourth quarter on a quarter over quarter basis, and we expect this to expand quickly as we increase sales in the coming year. Now that the legacy inventory issues and adjustment to addressing the rapid LED sales transition are well behind the Company, we believe margins will begin to return to historical levels. Further, the changes in our operating infrastructure that were implemented earlier this year are expected to reduce approximately $10 million in expenses. While we continue to re-invest in improving our products and capabilities, these initiatives are expected to drive a more rapid return to profitability.”

Financial Review

Fiscal 2015 Fourth Quarter
Revenue: Total revenue was $19.4 million for the fiscal 2015 fourth quarter, an increase of 53.9% compared to $12.6 million in the prior-year period. Total lighting sales for the fiscal 2015 fourth quarter were $19.3 million, compared to $11.6 million in the prior year period. Total lighting revenues increased year-over-year as a result of higher LED lighting sales during the period, particularly sales of the Company’s ISON LED high bay and LED Door Retrofit (LDR) products.

LED Lighting Revenue: Product revenue from Orion’s LED products increased to $10.4 million during the fiscal 2015 fourth quarter, compared to $1.3 million in the prior-year period. LED sales during the period were 53.6% of total revenue and 60.8% total lighting product revenue, marking the first full quarter where LED sales were over 50% of the Company’s total revenue.

Gross Margin: Total gross margin improved to 15.4% during the fiscal 2015 fourth quarter, compared to 10.2% for the prior-year period. The Company’s margin improvements were largely due to increased material cost stability, and achieving a scale in LED that is allowing Orion to better achieve leverage in managing overall COGS.

Net Income / Loss: The Company reported a net loss for the fiscal 2015 fourth quarter of $(4.7) million, or $(0.19) per share, compared to net loss of $(8.8) million, or $(0.41) per diluted share, in the prior year period.

Fiscal 2015 Year-end
Revenue: Total revenue was $72.2 million for fiscal year 2015, compared to $88.6 million in the prior-year period. Orion reported a $20.2 million decrease in revenues year over year as a result of the expected lower revenues from the Company's phased out non-core solar energy business and a $3.8 million increase in lighting revenues from the Company’s ongoing transition to an LED-driven sales platform.

LED Lighting Revenue: Product revenue from Orion’s LED products increased to $30.8 million during fiscal 2015, compared to $4.7 million in the prior-year. LED sales during the year were 42.7% of total revenue and 47.8% of total lighting product revenue.

Gross Margin: Gross margin for the year ended March 31, 2015 was impacted by a non-cash impairment charge to its long-term wireless controls inventory of approximately $12.1 million and a $0.6 million warranty reserve charge. Total gross margin was (1.6)% for fiscal 2015, compared to 25.9% for the prior-year period, largely as a result of the decline in the Company's HIF lighting product revenue and the related impact of the Company's fixed expenses associated with its manufacturing facility on the Company's reduced sales volume. The Company’s gross margin excluding the non-cash impairment and warranty charge was 16.1% for fiscal 2015.

Net Income / Loss: The Company reported a net loss for the fiscal 2015 of $(32.1) million, or $(1.43) per share. In the prior year, Orion reported a net loss of $(6.2) million, or $(0.30) per diluted share.

Balance Sheet Review

Cash and Investments: Orion had approximately $20.0 million in cash and cash equivalents as of March 31, 2015, compared to $17.6 million and $0.5 million in short-term investments, respectively, at March 31, 2014. The Company had $2.5 million in borrowings outstanding against its $15.0 million line of credit with Wells Fargo N.A.

Working Capital: The Company’s working capital as of March 31, 2015 was $36.7 million, consisting of $55.0 million in current assets and $18.3 million in current liabilities, compared to $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities, at March 31, 2014.

Net Cash from Operations: The Company reported $12.8 million of net cash used in operations during fiscal 2015, compared to a $9.9 million of net cash provided by operations in the prior-year period.

Total Debt: Orion’s total debt decreased $1.5 million to $5.1 million at March 31, 2015, compared to $6.6 million at March 31, 2014.

Management Outlook for 2016
Mr. Scribante continued, “As a result of the sales and operational changes implemented during fiscal 2015, we are confident that the measures established and in place will lead us to profitability. Following the Company’s capital raise in February and signing of its new credit facility, we have utilized the strength of our balance sheet to enable Orion to grow its pipeline of larger orders while also leveraging our sales channels to produce a consistent flow of LED sales. Orion launched several new products at Lightfair in May, and in addition to garnering favorable feedback, received numerous orders at the event. We are now seeing accelerating sales in each of our core target markets for LED retrofit products, including industrial, commercial and exterior applications.”

Conference Call
Orion will discuss these results in a conference call today, May 21, 2015, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.oesx.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through Wednesday, May 27, 2015. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 45913754.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our "Outlook" section are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (ii) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (iii) our ability to compete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (iv) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (v) our ability to realize expected cost savings from our transition to focusing on new LED technologies; (vi) our ability to effectively manage the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC, collectively Harris, and our ability to successfully complete and fund potential future acquisitions; (vii) our ability to effectively manage the growth of our business, including expansion of our business internationally through our Orion distribution services division; (viii) adverse developments with respect to litigation and other legal matters that we are subject to; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations from as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) our ability to effectively manage the credit risk associated with our debt funded Orion Throughput Agreement contracts; (xviii) a reduction in the price of electricity; (xix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xx) increased competition from government subsidies and utility incentive programs; (xxi) the availability of additional debt financing and/or equity capital; (xxii) potential warranty claims; and (xxiii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Scott Jensen
Chief Financial Officer
Orion Energy Systems, Inc.
(920) 892-9340

OR

Adam Prior
Senior Vice President
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2015	2014	2015
Product revenue	$10,870	$17,347	$71,954	$65,881
Service revenue	1,714	2,020	16,669	6,329
Total revenue	12,584	19,367	88,623	72,210
Cost of product revenue	10,159	14,876	54,423	68,388
Cost of service revenue	1,147	1,508	11,220	4,959
Total cost of revenue	11,306	16,384	65,643	73,347
Gross profit	1,278	2,983	22,980	(1,137)
Operating expenses:
General and administrative	5,817	3,604	14,951	14,908
Acquisition and integration related expenses	300	23	819	47
Sales and marketing	3,183	3,274	13,527	13,290
Research and development	610	680	2,026	2,554
Total operating expenses	9,910	7,581	31,323	30,799
Income (loss) from operations	(8,632)	(4,598)	(8,343)	(31,936)
Other income (expense):
Interest expense	(103)	(141)	(481)	(376)
Dividend and interest income	108	54	567	300
Total other income	5	(87)	86	(76)
Income (loss) before income tax	(8,627)	(4,685)	(8,257)	(32,012)
Income tax (benefit) expense	212	8	(2,058)	49
Net income (loss)	$(8,839)	$(4,693)	$(6,199)	$(32,061)
Basic net income (loss) per share	$(0.41)	$(0.19)	$(0.30)	$(1.43)
Weighted-average common shares outstanding	21,468,941	24,071,357	20,987,964	22,353,419
Diluted net income (loss) per share	$(0.41)	$(0.19)	$(0.30)	$(1.43)
Weighted-average common shares outstanding	21,468,941	24,071,357	20,987,964	22,353,419

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended March 31		Twelve Months Ended March 31,
	2014	2015	2014	2015
Cost of product revenue	$22	$10	$70	$50
General and administrative	278	146	1,025	1,056
Sales and marketing	50	79	485	360
Research and development	4	14	13	33
Total	$354	$249	$1,593	$1,499

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	March 31,
	2014	2015
Assets
Cash and cash equivalents	$17,568	$20,002
Short-term investments	470	—
Accounts receivable, net	15,098	18,263
Inventories, net	11,790	14,283
Deferred contract costs	742	90
Prepaid expenses and other current assets	4,673	2,407
Total current assets	50,341	55,045
Property and equipment, net	23,135	21,223
Long-term inventory	10,607	—
Goodwill	4,409	4,409
Other intangible assets, net	7,551	6,335
Long-term accounts receivable	1,966	426
Other long-term assets	931	367
Total assets	$98,940	$87,805
Liabilities and Shareholders’ Equity
Accounts payable	$8,530	$11,003
Accrued expenses	4,597	5,197
Deferred revenue, current	614	287
Current maturities of long-term debt	3,450	1,832
Total current liabilities	17,191	18,319
Revolving credit facility	—	2,500
Long-term debt, less current maturities	3,151	722
Deferred revenue, long-term	1,316	1,231
Other long-term liabilities	270	522
Total liabilities	21,928	23,294
Shareholders’ equity:
Additional paid-in capital	130,766	150,516
Treasury stock	(35,813)	(36,048)
Shareholder notes receivable	(50)	(4)
Retained deficit	(17,891)	(49,953)
Total shareholders’ equity	77,012	64,511
Total liabilities and shareholders’ equity	$98,940	$87,805

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended March 31,
	2014	2015
Operating activities
Net loss	$(6,199)	$(32,061)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	3,798	2,853
Amortization	740	1,460
Stock-based compensation expense	1,593	1,499
Accretion of fair value of deferred and contingent purchase price consideration related to acquisition	11	—
Deferred income tax benefit	(2,123)	—
Impairment on assets	—	12,130
Loss (gain) on sale of property and equipment	1,733	(21)
Provision for inventory reserves and impairment	1,995	361
Provision for bad debts	174	285
Other	129	132
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	8,395	(1,909)
Inventories, current and long-term	3,962	(2,356)
Deferred contract costs	1,376	651
Prepaid expenses and other assets	(1,072)	1,261
Accounts payable	(762)	2,475
Accrued expenses	(1,575)	838
Deferred revenue	(2,274)	(410)
Net cash provided by (used in) operating activities	9,901	(12,812)
Investing activities
Cash paid for acquisition, net of cash acquired	(4,992)	—
Purchase of property and equipment	(410)	(2,006)
Purchase of short-term investments	(4)	(2)
Sale of short-term investments	555	472
Additions to patents and licenses	(43)	(234)
Proceeds from sales of property, plant and equipment	80	1,040
Net cash used in investing activities	(4,814)	(730)
Financing activities
Payment of long-term debt	(3,229)	(4,494)
Proceeds from revolving credit facility	—	2,500
Proceeds from long-term debt	—	446
Proceeds from repayment of shareholder notes	215	46
Proceeds from issuance of common stock, net of issuance costs	—	17,465
Deferred financing costs	(19)	(406)
Excess tax benefits from stock-based compensation	13	—
Net proceeds from exercise of warrants and employee stock options	1,125	419
Net cash (used in) provided by financing activities	(1,895)	15,976
Net increase in cash and cash equivalents	3,192	2,434
Cash and cash equivalents at beginning of period	14,376	17,568
Cash and cash equivalents at end of period	$17,568	$20,002